Exhibit 4.4

AMENDMENT TO

CONVERTIBLE NOTE PURCHASE AGREEMENT

THIS AMENDMENT TO CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Amendment”) is made as of January 29, 2013, by and among GeNO LLC, a Delaware limited liability company (the “Company”), and the Purchasers named on the Schedule of Purchasers attached to the Convertible Note Purchase Agreement dated July 27, 2010 by and among the Company and the Purchasers, as amended (the “Convertible Note Purchase Agreement”).

WHEREAS, the Company and the Purchasers desire to amend the Convertible Note Purchase Agreement,

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. The definition of Maturity Date in the Convertible Note Purchase Agreement is hereby amended to read in its entirety as follows:

“Maturity Date” shall mean the earliest to occur of (i) the closing of a New Equity Financing, Sale of the Company, or License transaction, or (ii) October 31, 2013, unless extended by written consent of the Majority Note Holders.

2. All terms of the Convertible Note Purchase Agreement not modified by this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment to Convertible Note Purchase Agreement as of the date first above written.

GENO LLC

By:	/s/ David H. Fine
David H. Fine
Chief Executive Officer

PURCHASERS: